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                                                                    EXHIBIT L(1)


                               PURCHASE AGREEMENT



                Counsellors Global Fixed Income Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and E.M. Warburg, Pincus & Co., Inc. ("EMW") hereby agree as follows:

                1. The Fund offers EMW and EMW hereby purchases 10, 000 shares of the Fund having a par value $.001 per share (the "Shares") at a price of $10.00 per Share (the "Initial Shares"). EMW hereby acknowledges receipt of one certificate representing the Initial Shares and the Fund hereby acknowledges receipt from EMW of $100,000.00 in full payment for the Initial Shares.

                2. EMW represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

                3. EMW agrees that if any holder of the Initial Shares redeems any Initial Share in the Fund before five years after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the number of Initial shares being redeemed bears to the number of Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by EMW other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940 and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of October, 1990.



                                               COUNSELLORS GLOBAL FIXED INCOME
                                               FUND, INC.

                                               By: /s/Jamie Stockel Paley

ATTEST:

/s/Susan M. Bierman

                                               E.M. WARBURG, PINCUS & CO., INC.

                                               By:  /s/Arnold Reichman

ATTEST:

/s/ Aileen Rodriguez